Exhibit 99.1


   State Street Reports Fourth-Quarter Earnings Per Share of $.86, up 16%; for 2006, Revenue up 15%; EPS from Continuing Operations up 14% and up 23% Excluding Q2 Tax Charges


    BOSTON--(BUSINESS WIRE)--Jan. 17, 2007--State Street Corporation today announced 2006 fourth-quarter earnings per share of $0.86 on net income of $291 million. Earnings per share increased 16% versus the 2005 fourth quarter's results of $0.74 per share on net income of $249 million. Total revenue of $1.622 billion in the fourth quarter of 2006 is up 15% from $1.416 billion in the fourth quarter a year ago. Expenses of $1.18 billion are up 13% from $1.04 billion in the year-ago quarter. For the fourth quarter of 2006, return on shareholders' equity of 15.9% is flat with the fourth quarter of 2005.

    For the full year, earnings per share from continuing operations of $3.21 per share, on net income of $1.1 billion, increased 14% from $2.82 per share from continuing operations in 2005. Earnings per share in 2006 includes $0.25 per share, or $83 million, of tax charges recorded in the second quarter. Excluding these charges, earnings per share from continuing operations would have been $3.46, up 23%, on net income of $1.2 billion, compared to $2.82 per share from continuing operations on income from continuing operations of $945 million in 2005. Return on shareholders' equity from continuing operations in 2006 of 16.0 %, or 17.1% excluding the tax charges, compares with return on equity from continuing operations of 15.3% in 2005.

    Total revenue, on a fully taxable-equivalent basis, is up 15%, from $5.52 billion in 2005 to a record level of $6.35 billion in 2006. Operating expenses in 2006 of $4.54 billion increased 12% from $4.04 billion in 2005.

    Commenting on the performance, Ronald E. Logue, State Street's chairman and chief executive officer, said, "I'm pleased that we exceeded the financial goals we set for the year, helped by a favorable operating environment. Nearly every revenue item on our income statement increased in double digits on a year-over-year basis, and we achieved positive operating leverage again this year. Our servicing fees continued strong. Revenue at State Street Global Advisors, our investment management arm, grew 26% in 2006 compared to 2005, and it is increasingly becoming a more meaningful contributor to State Street's results. Our strategy of more actively managing the balance sheet contributed to an annual increase of 21% in fully taxable-equivalent net interest revenue. Net interest margin equaled 1.24% for 2006. Additionally, our non-U.S. revenue now represents approximately 43% of total revenue, in line with our long-term goal of 50% over several years."

    Logue concluded, "During 2007 we will build on the progress we made in 2006, particularly internationally. We continue to target positive operating leverage on an annual basis. We will continue to execute against our long-term financial goals of revenue growth of 8% to 12%, earnings per share growth of 10% to 15%, and return on equity of 14% to 17%. Our 2007 target is to achieve in the top half of these ranges."

    FOURTH-QUARTER RESULTS VS. YEAR-AGO QUARTER

    Total revenue of $1.622 billion in the fourth quarter of 2006 is up from $1.416 billion, or 15%, from the fourth quarter of 2005.

    Servicing fees are $698 million, up $61 million or 10%, from $637 million in the year-ago quarter. The increase is attributable to new business from existing and new clients and higher equity valuations in 2006. Total assets under custody at quarter end are $11.85 trillion, a record level, up 17%, compared with $10.12 trillion in the year-ago quarter.

    Management fees, generated by State Street Global Advisors, are $253 million, up $40 million, or 19%, compared to $213 million in the year-ago quarter. The increase in management fees reflects new business from existing and new clients and higher equity valuations in 2006. Total assets under management at quarter end are at a record level, $1.7 trillion, up 21%, compared to $1.4 trillion in the previous year-ago quarter.

    Average month-end values compared to the fourth quarter of 2005, are up 13% for the S&P 500 Index and up 10% for the NASDAQ; average month-end values for the MSCI(R) EAFE Index(SM) are up 24%. The total return of the Lehman US Aggregate bond index for the fourth quarter is 1.24%.

    Trading services revenue, which includes foreign exchange trading revenue and brokerage services, is up 12%, from $182 million to $203 million. The increase is driven by higher volumes in foreign exchange, offset partially by lower volatility.

    Securities finance revenue is $90 million in the quarter, compared to $73 million in the year-ago quarter, an increase of 23%. The increase primarily reflects improving demand for securities on loan.

    Processing and other revenue is down 14%, or $10 million to $61 million partially due to the third-quarter transfer of tax-exempt investments onto the balance sheet.

    Fully taxable-equivalent net interest revenue is $325 million, up 28% from $253 million in last year's fourth quarter. The increase is due to a higher level of customer deposits, a more favorable non-US rate environment, and a higher level of lower-cost funding.

    Total expenses of $1.18 billion in the fourth quarter of 2006 are up 13% from expenses of $1.04 billion in the fourth quarter of 2005. Salaries and employee benefits expenses increased $105 million from $589 million to $694 million, driven principally by incentive compensation due to improved performance and a higher headcount. Transaction processing expense increased slightly to $121 million. Information systems and communications expense was down slightly at $119 million. Occupancy expenses of $94 million in 2006 compare to $89 million in 2005. Other expenses increased $29 million to $150 million, which includes costs to support growth initiatives.

    The effective tax rate was 34.6% in the fourth quarter of 2006 compared with 34% in the fourth quarter of 2005. We expect the rate for 2007 to be 35.0%.

    FOURTH-QUARTER RESULTS VS. THIRD QUARTER

    Fourth-quarter earnings per share of $0.86 is up 4%, or $0.03, compared to third quarter earnings per share of $0.83. The third-quarter results include a cumulative gain of $15 million, or $0.03 per share, in trading services revenue related to the Corporation's tax-exempt investment programs. Excluding this gain, earnings per share would have increased 8%. Total revenue in the fourth quarter of $1.6 billion is up 7%, or $107 million, or $122 million excluding the cumulative gain in the third quarter, versus $1.5 billion in the third quarter. Total expenses in the fourth quarter of $1.2 billion are up $88 million compared to $1.1 billion in the third quarter.

    Servicing fee revenue is up 2% and management fee revenue is up 6%, both improvements due to higher equity valuations and business from new and existing customers. Trading services revenue is up 19% to $203 million due to increased volumes in FX and improved fees from transition management, offset by lower volatilities in FX trading. Excluding the impact of the third-quarter $15 million cumulative gain noted above, the increase would have been 30%. Securities finance revenue increased 3% to $90 million. Processing fees and other revenue declined 6% to $61 million due to lower tax-advantaged investment income. Fully taxable-equivalent net interest revenue increased 18% to $325 million due to higher levels of customer deposits and lower-cost funds.

    Salaries and employee benefits expense is up 9% due to increased incentive compensation expense. Occupancy expense was up 3% due to higher operating costs. Other expense increased 27%, or $32 million, to $150 million partially due to higher professional fees to support growth initiatives.

    FULL YEAR 2006 VS. 2005

    Total revenue on a fully taxable-equivalent basis increased 15% from $5.52 billion to $6.35 billion. Servicing fees increased 10%, from $2.47 billion to $2.72 billion. Management fees increased 26%, from $751 million to $943 million. Trading services revenue increased 24%, from $694 million to $862 million and securities finance revenue increased 17%, from $330 million to $386 million. Processing fees and other revenue decreased 10%, to $272 million from $302 million. Fully taxable-equivalent net interest revenue increased 21%, from $949 million to $1.15 billion.

    Expenses increased 12%, from $4.04 billion to $4.54 billion, including increases of 19% to $2.65 billion in salaries and employee benefits expense. Transaction processing expense increased 10% to $496 million and information systems and communications increased 3% to $501 million. Occupancy expense decreased 5% to $373 million. Other expenses increased 7% to $518 million.

    ADDITIONAL INFORMATION

    All per share amounts represent diluted earnings per share.

    On January 12, 2007, the IRS released guidance concerning the Tax Increase Prevention and Reconciliation Act, or "TIPRA". State Street previously reported a second-quarter 2006 tax-related charge of approximately $59 million, or $.18 per share, related to TIPRA. The Corporation is evaluating this new guidance and believes that it may result in a reduction in income tax expense as a result of a reversal of a portion of the previously recorded tax-related charge. The amount and timing of this potential tax reduction is still being evaluated.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Wednesday, January 17, 2007, at 9:30 a.m. EST, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2680 (confirmation code 4193234). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 2:00 PM today. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder, under "Financial Reports."

    State Street Corporation (NYSE: STT) is the world's leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading services. With $11.9 trillion in assets under custody and $1.7 trillion in assets under management at December 31, 2006, State Street operates in 26 countries and more than 100 geographic markets worldwide and employs 21,700 worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about our financial goals, the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to changes in interest rates, the value of global and regional financial markets, the extent of volatility in currency markets, the pace of cross-border investment activity, the pace at which State Street adds new clients or at which existing clients use additional services, State Street's business mix, State Street's success at integrating and converting acquisitions into its business, the pace of worldwide economic growth and rates of inflation, the dynamics of markets State Street serves, and consolidations among clients and competitors. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2005 Annual Report on Form 10-K and subsequent SEC filings. State Street encourages investors to read its annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, January 17, 2007, and we will not undertake efforts to revise those forward-looking statements to reflect events after this date.


                       STATE STREET CORPORATION
                        Press Release Addendum

                         Financial Highlights
                          December 31, 2006

                                      Quarters Ended        % Change
                               ---------------------------------------

                                December September December Q4   Q4
(Dollars in millions, except       31,      30,       31,    vs.  vs.
 per share amounts or where
 otherwise noted)                2006      2006     2005     Q3   Q4
----------------------------------------------------------------------

Total Revenue                  $  1,622 $   1,515 $  1,416    7 % 15 %
Total Expenses                    1,178     1,090    1,039    8   13
Income Tax Expense                  153       147      128    4   20
Net Income                          291       278      249    5   17

Diluted Earnings Per Share     $    .86 $     .83 $    .74    4   16

Closing Price Per Share of
 Common Stock                  $  67.44 $   62.40 $  55.44
Cash Dividends Declared Per
 Share                              .21       .20      .19

Return on Equity                   15.9 %    16.4 %   15.9 %

Assets Under Custody (AUC) (in
 trillions)                    $  11.85 $   11.27 $  10.12
Assets Under Management (AUM)
 (in trillions)                    1.75      1.63     1.44


                                             Years Ended     % Change
                                          ----------------------------
                                                               2006
                                           December December
                                              31,      31,      vs.
(Dollars in millions, except per share
 amounts)                                   2006     2005      2005
----------------------------------------------------------------------

Total Revenue                             $  6,311 $  5,473      15 %
Total Expenses                               4,540    4,041      12
Income Tax Expense                             693      487      42
Income from Continuing Operations            1,078      945      14
Income (Loss) from Discontinued Operations      10     (107)
Net Income                                   1,088      838

Diluted Earnings (Loss) Per Share:
From Continuing Operations                $   3.21 $   2.82      14
From Discontinued Operations                   .03     (.32)
Net Income                                    3.24     2.50

Cash Dividends Declared Per Share         $    .80 $    .72      11

Return on Equity from Continuing
 Operations                                   16.0 %   15.3 %
Return on Equity                              16.1     13.6


                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
   Quarters and years ended December 31, 2006 and December 31, 2005

                   Quarters Ended              Years Ended
             ---------------------------- ----------------------------
             December  December           December  December
                31,       31,                31,       31,
(Dollars in    2006      2005    %Change   2006       2005    %Change
 millions,
 except per
 share
 amounts)
-------------------------------- ---------------------------- --------

Fee Revenue:
Servicing
 fees        $    698  $    637      10 % $  2,723  $  2,474       10%
Management
 fees             253       213      19        943       751       26
Trading
 services         203       182      12        862       694       24
Securities
 finance           90        73      23        386       330       17
Processing
 fees and
 other             61        71     (14)       272       302      (10)
             --------- ---------          --------- ---------
Total fee
 revenue        1,305     1,176      11      5,186     4,551       14

Net Interest
 Revenue:
Interest
 revenue        1,225       861      42      4,323     2,930       48
Interest
 expense          909       619      47      3,213     2,023       59
             --------- ---------          --------- ---------
Net interest
 revenue (1)      316       242      31      1,110       907       22
Provision for
 loan losses        -         -                  -         -
             --------- ---------          --------- ---------
Net interest
 revenue
 after
 provision
 for loan
 losses           316       242      31      1,110       907       22

Gains
 (Losses) on
 sales of
 available-
 for-sale
 investment
 securities,
 net                1        (2)                15        (1)
Gain on sale
 of Private
 Asset
 Management
 business           -         -                  -        16
---------------------- ---------          --------- ---------
Total revenue   1,622     1,416      15      6,311     5,473       15

Operating
 Expenses:
Salaries and
 employee
 benefits         694       589      18      2,652     2,231       19
Information
 systems and
 communi-
 cations          119       122      (2)       501       486        3
Transaction
 processing
 services         121       118       3        496       449       10
Occupancy          94        89       6        373       391       (5)
Other             150       121      24        518       484        7
             --------- ---------          --------- ---------
Total
 operating
 expenses       1,178     1,039      13      4,540     4,041       12
             --------- ---------          --------- ---------
Income from
 continuing
 operations
 before
 income tax
 expense          444       377      18      1,771     1,432       24
Income tax
 expense from
 continuing
 operations       153       128                693       487
---------------------- ---------          --------- ---------
Income from
 continuing
 operations       291       249      17      1,078       945       14

Income (Loss)
 from
 discontinued
 operations
 before
 income tax
 expense            -         -                 16      (165)
Income tax
 expense
 (benefit)
 from
discontinued
 operations         -         -                  6       (58)
---------------------- ---------          --------- ---------
Income (Loss)
 from
discontinued
 operations         -         -                 10      (107)
             --------- ---------          --------- ---------
Net income   $    291  $    249           $  1,088  $    838
             ========= =========          ========= =========

Earnings Per
 Share From
 Continuing
 Operations:
Basic        $    .87  $    .75      16   $   3.25  $   2.86       14
Diluted           .86       .74      16       3.21      2.82       14

Earnings
 (Loss) Per
 Share From
 Discontinued
 Operations:
Basic        $      -  $      -           $    .03  $   (.33)
Diluted             -         -                .03      (.32)

Earnings Per
 Share:
Basic        $    .87  $    .75           $   3.28  $   2.53
Diluted           .86       .74               3.24      2.50

Average
 Shares
 Outstanding
 (in
 thousands):
     Basic    331,421   330,689            331,350   330,361
     Diluted  337,429   337,061            335,732   334,636

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $325 million and $253 million for the three months ended December 31, 2006 and 2005, respectively, and $1.15 billion and $949 million for the years ended December 31, 2006 and 2005, respectively.


                       STATE STREET CORPORATION
                        Press Release Addendum

                    SELECTED FINANCIAL INFORMATION
       Quarters ended December 31, 2006 and September 30, 2006


                                          Quarters Ended
                                       -------------------------------
                                        December  September
                                           31,       30,
(Dollars in millions, except per share
 amounts)                                2006       2006    % Change
----------------------------------------------------------------------

Fee Revenue:
Servicing fees                         $    698  $     685         2 %
Management fees                             253        238         6
Trading services                            203        171        19
Securities finance                           90         87         3
Processing fees and other                    61         65        (6)
                                       --------- ----------
Total fee revenue                         1,305      1,246         5

Net Interest Revenue:
Interest revenue                          1,225      1,103        11
Interest expense                            909        837         9
                                       --------- ----------
Net interest revenue (1)                    316        266        19
Provision for loan losses                     -          -
                                       --------- ----------
Net interest revenue after provision
 for loan losses                            316        266        19

Gains on sales of available-for-sale
 investment securities, net                   1          3
                                       --------- ----------
Total revenue                             1,622      1,515         7

Operating Expenses:
Salaries and employee benefits              694        639         9
Information systems and communications      119        121        (2)
Transaction processing services             121        121         -
Occupancy                                    94         91         3
Other                                       150        118        27
                                       --------- ----------
Total operating expenses                  1,178      1,090         8
                                       --------- ----------
Income before income tax expense            444        425         4
Income tax expense                          153        147
                                       --------- ----------
Net income                             $    291  $     278         5
                                       ========= ==========

Earnings Per Share:
Basic                                  $    .87  $     .84         4
Diluted                                     .86        .83         4

Average Shares Outstanding (in
 thousands):
     Basic                              331,421    330,440
     Diluted                            337,429    335,513

Consolidated Statement of Income prepared in accordance with accounting principles generally accepted in the United States.

(1) Net interest revenue on a fully taxable-equivalent basis was $325 million and $275 million for the three months ended December 31, 2006 and September 30, 2006.


                       STATE STREET CORPORATION
                        Press Release Addendum

                 CONSOLIDATED STATEMENT OF CONDITION

----------------------------------------------------------------------
                                             December 31, December 31,
(Dollars in millions, except per share
 amounts)                                       2006         2005
----------------------------------------------------------------------

Assets
Cash and due from banks                      $     2,368  $     2,684
Interest-bearing deposits with banks               5,236       11,275
Securities purchased under resale agreements      14,678        8,679
Trading account assets                               785          764
Investment securities available for sale          60,445       54,979
Investment securities held to maturity             4,547        4,891
Loans and leases (net of allowance of $18)         8,928        6,464
Premises and equipment                             1,560        1,453
Accrued income receivable                          1,617        1,364
Goodwill                                           1,384        1,337
Other intangible assets                              434          459
Other assets                                       5,371        3,619
                                             ------------ ------------
Total assets                                 $   107,353  $    97,968
                                             ============ ============

Liabilities
Deposits:
Noninterest-bearing                          $    10,194  $     9,402
Interest-bearing -- U.S.                           1,272        2,379
Interest-bearing -- Non-U.S.                      54,180       47,865
                                             ------------ ------------
Total deposits                                    65,646       59,646

Securities sold under repurchase agreements       19,147       20,895
Federal funds purchased                            2,147        1,204
Other short-term borrowings                        2,835        1,219
Accrued taxes and other expenses                   3,162        2,632
Other liabilities                                  4,567        3,346
Long-term debt                                     2,616        2,659
                                             ------------ ------------
Total liabilities                                100,120       91,601

Shareholders' Equity
Preferred stock, no par: authorized
 3,500,000; issued none
Common stock, $1 par: authorized 500,000,000
 shares;
   issued 337,126,000 and 337,126,000 shares         337          337
Surplus                                              399          266
Retained earnings                                  7,011        6,189
Accumulated other comprehensive loss                (224)        (231)
Treasury stock (at cost 4,688,000 and
 3,501,000 shares)                                  (290)        (194)
                                             ------------ ------------
Total shareholders' equity                         7,233        6,367
                                             ------------ ------------
Total liabilities and shareholders' equity   $   107,353  $    97,968
                                             ============ ============



    CONTACT: State Street Corporation
             Edward J. Resch
             +1 617-664-1110
             or
             Investors: Kelley MacDonald
             +1 617-664-3477
             or
             Media: Hannah Grove
             +1 617-664-3377